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                                                                      EXHIBIT 11

                               CATERPILLAR INC.
                     AND CONSOLIDATED SUBSIDIARY COMPANIES

                      COMPUTATIONS OF EARNINGS PER SHARE

                       FOR THE YEARS ENDED DECEMBER 31,

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
                                                   1993       1992       1991
                                                  ------    -------    -------
  I. Net profit (loss) for year
       (millions of dollars): ...............     $  652    $(2,435)    $ (404)
                                                  ======    =======     ======
 II. Determination of shares (millions):
     Weighted average number of common shares
       outstanding...........................      101.3      100.9      100.9
     Shares issuable on exercise of stock
       options, net of shares assumed to
       be purchased out of proceeds at
       average market price..................        1.1         .1         .1
                                                  ------    -------     ------
     Average common shares outstanding for
       fully diluted computation.............      102.4      101.0      101.0
                                                  ======    =======     ======

III. Profit (loss) per share of common stock:
     Assuming no dilution....................     $ 6.43    $(24.12)    $(4.00)
     Assuming full dilution..................     $ 6.36    $(24.09)    $(4.00)

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